Exhibit 99.2

RadNet, Inc. Fourth Quarter and Full-Year 2021 Financial Results Call 8161927 2022/03/01

Operator

Good day, ladies and gentlemen, and welcome to the RadNet, Inc. Fourth Quarter and Full-Year 2021 Financial Results Call.

Today's conference is being recorded.

At this time, I'd like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead.

Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's Fourth Quarter and Full-Year 2021 Financial Results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-part reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's Annual Report on Form 10-K for the year ended December 31, 2021 to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call back over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our fourth quarter and full-year 2021 results, give you more insight into the factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I would like to say on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all of our stakeholders including our employees, business partners, lenders and shareholders and wish you all well during these challenging times.

Let's begin. Despite being impacted by the recent Omicron surge of COVID-19, particularly late in the fourth quarter, I am very pleased with our performance in the fourth quarter. We were able to increase our revenue by 8% and our Adjusted EBITDA by 7.5% from last year's fourth quarter. The improvement with the result of ongoing strong demand for our services and the continuing migration of patient procedures from hospitals to freestanding ambulatory outpatient imaging centers. The strong demand for our services was enough to overcome the negative impact from the surge, which reduced our fourth quarter revenue by over $4 million and our Adjusted EBITDA by approximately $3 million.

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The COVID-19 surge not only disrupted normal patient volumes but also created staffing issues at our facilities. At the height of the Omicron surge, in December, we had 565 employees out on COVID leave representing 6.3% of our entire workforce. I am pleased to report that after peaking in the first week of January where we had 8.2% of our staff out on COVID leave, or 743 employees, currently the percentage of our employee base out with COVID-19 has decreased to 1.2%.

Additionally, the slowdown in COVID cases has patient volume returning to more normalized levels. This gave us the optimism that is embedded in our 2022 guidance levels which Mark will review in detail in his prepared remarks.

Consistent with our efforts throughout the pandemic, during the fourth quarter, we continued to focus on strengthening our balance sheet by managing our liquidity and financial leverage. We accomplished this while still making important investments in our facilities, equipment and technology. At the year-end 2021, we had a cash balance of over $134 million and a net leverage ratio of 2.9 times Adjusted EBITDA. Our days sales outstanding, or DSOs, at December 31, 2021 was 34.0 days, the lowest in our Company's history.

The improvement in revenue cycle operations and collections has materially contributed to our ability to manage the challenges presented by COVID-19 and to make important investments for our future. We are particularly pleased with our liquidity position given that we repaid over $50 million of COVID-19 related deferrals throughout 2021, which included Medicare and Blue Shield of California advanced payments, payroll taxes under federal assistance programs and cash flow concessions we received from landlords of our facilities. Currently, we only have $8 million of deferrals left to repay during 2022.

We are extremely appreciative of the cash flow assistance we received from these government organizations and business partners during the global pandemic and we are gratified that we've been able to repay these deferrals so quickly. We believe that our strong balance sheet position allows us to be aggressive in 2022 with respect to growth initiatives which will include tuck-in acquisitions, de novo centers and continued capital spending to drive same-center performance.

I'd like reflect on some of our achievements throughout 2021, which further our long-term operating plan. Here are some of the highlights.

First, throughout 2021, we focused on improving clinical operations to drive same-center growth and to efficiently manage our capacity to service the recovering demand for diagnostic imaging as the country began to move past COVID-19. We consolidated centers, centralized certain support functions and improved clinical protocols to drive efficiencies and capacity utilization. We drove reimbursement increases from private and capitated payors.

We also made important investments in equipment and improved our throughout and accuracy. We completed our system-wide adoption of 3D mammography and piloted technologies to make MRI scans shorter for our patients and to allow technologists to remotely control equipment in multiple locations.

We also completed a number of tuck-in acquisitions throughout many of our core markets and were successful in expanding several of our health system joint ventures.

With respect to our DeepHealth AI division, we received FDA clearance of the DeepHealth Sage-Q mammography workflow triage (inaudible) in April of last year. We integrated this powerful AI tool within many of our contracted radiology groups throughout the remainder of the year. In 2021, DeepHealth also prepared and filed an FDA submission for its more advanced AI tool, Sage-Dx, which was submitted to the FDA in early January of this year. We expect to receive clearance sometime during the second quarter for this algorithm, which we believe will be integral in our population health and cancer screening strategy.

Also in 2021, we began to execute on our vision to create a suite of AI enhanced diagnostic imaging screening tools for the most prevalent cancers. We believe large scale cancer screening will be an important part of future population health management. We formulated our interest in moving beyond DeepHealth's current focus of breast cancer towards securing screening algorithms for lung, prostate and colon cancer.

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During 2021, we identified two companies to acquire to address opportunities in lung and prostate cancer screening - Aidence Holding B.V. and Quantib B.V. acquisitions were completed in January of this year. Aidence's artificial intelligence for chest and lung CT scanning is currently used by customers in seven European countries and its leading product is pending FDA approval for use in the United States. With customers in 20 countries worldwide, Quantib solutions prostate and brain MRI already have FDA 510(k) clearance in the United States and CE Mark in Europe. Aidence and Quantib have joined DeepHealth in our AI division led by Dr. Gregory Sorenson, who has assumed responsibility for all of RadNet's AI initiatives.

Finally, in April of 2021, we completed the refinancing of our term loan and revolving line of credit. Based upon current leverage ratios, we are saving approximately $6 million annually in our interest expense as compared with our prior debt facilities. Additionally, we no longer are subject to restrictive maintenance covenants with respect to our term loan and have substantially more operating and financial flexibility under the new credit agreement. This includes lowering our annual required amortization payments by over $30 million, providing us with more cash flow to invest in further growth and development.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full-year 2021 performance, as well as discuss in detail our guidance levels for 2022. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I'm now going to briefly review our fourth quarter and full-year 2021 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our fourth quarter and full-year 2021 performance. I will also provide 2022 financial guidance levels, which were released in this morning's financial results press release.

In my discussion, I will use the term Adjusted EBITDA which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-equity compensation -- non-cash equity compensation. Adjusted EBITDA includes earnings in unconsolidated operations and then subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shares is included in our earnings release.

With that siad, I'd now like to review our fourth quarter and full-year 2021 results.

For the fourth quarter of 2021, RadNet reported revenue of $333.2 million and Adjusted EBITDA of $54.5 million. Revenue increased $24.6 million or 8% and Adjusted EBITDA increased $3.8 million or 7.5% from the fourth quarter of 2020. Adjusted to remove $2.8 million of provider relief funding under the CARES Act, Adjusted EBITDA was $51.7 million during the fourth quarter, an increase of 2% from the fourth quarter of 2020.

As Dr. Berger mentioned in his opening remarks, the strong demand for our services was enough to overcome the negative impact from the Omicron surge, which reduced our revenue by over $4 million and our Adjusted EBITDA by approximately $3 million in the fourth quarter. The COVID-19 surge not only disrupted normal patient volumes but also created staffing issues at our facilities.

For the fourth quarter of 2021, as compared with the prior year's fourth quarter, MRI volume increased 13.8%, CT volume increased 10.7% and PET/CT volume was flat. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and all other exams, increased 11.4% over the prior year's fourth quarter.

In the fourth quarter of 2021, we performed 2,201,920 total procedures. The procedures were consistent with our multimodality approach whereby 76.5% of all the work we did by volume was from routine imaging. Our procedures in the fourth quarter of 2021 were as follows: 314,682 MRIs as compared with 276,482 MRIs in the fourth quarter of 2020; 191,180 CTs as compared with 172,728 CTs in the fourth quarter of 2020; 11,066 PET/CTs as compared with 11,063 PET/CTs in the fourth quarter of 2020; and 1,684,992 routine imaging exams as compared with 1,516,813 routine imaging exams in the fourth quarter of 2020.

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On a same-center basis, including only those centers which were part of RadNet for both the fourth quarters of 2021 and 2020, MRI volume increased 8%; CT volume increased 6.6%; and PET/CT volume decreased 0.4%. Overall same-center volume, taking into account routine imaging exams, increased 7.3% from the prior year's same quarter.

Adjusted net income, which is net income adjusted for unusual or one-time items, was $6.9 million or $0.13 per diluted share as compared with $10.2 million or $0.20 per diluted share for the same period in 2020. The decrease in adjusted net income and adjusted earnings per share is primarily the result of an increase in depreciation and amortization expense, non-cash stock compensation expense and the fully diluted share count in the fourth quarter of 2021.

In addition to the $2.8 million of provider relief funding under the CARES Act, affecting net income in the fourth quarter of 2021 were certain non-cash expenses or non-recurring items including the following: $3.6 million of non-cash employee stock compensation expense; $29,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $1.5 million loss on the disposal of certain capital equipment; $7.5 million of non-cash gain from interest rate swaps; $831,000 legal settlement; $1.2 million transaction cost associated with completing the Aidence Holding B.V. and the Quantib B.V. acquisitions; $646,000 of amortization of deferred financing cost and loan discounts related to our existing credit facilities; and $19.7 million loss from abandoning certain leases related to facility closures.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2021 was $11.8 million. This compares with GAAP interest expense in the fourth quarter of 2020 of $12.4 million.

Cash paid for interest during the period, which excludes non-cash deferred financing expense, accrued interest and payments to swap counterparties, was $7.6 million as compared with $8.3 million in the fourth quarter last year.

For full-year 2021, RadNet reported $1,315,100,000 of revenue and Adjusted EBITDA of $218.9 million. This Adjusted EBITDA includes the benefits of $9.1 million of provider relief funding and $7.7 million of employee retention credit under the CARES Provider Relief Act.

Revenue increased $243.2 million or 22.7% and Adjusted EBITDA increased $79.5 million or 57% as compared with 2020. Adjusting to exclude the provider relief funding and the employee retention credit, Adjusted EBITDA was $202.1 million, an increase of $62.7 million or 44.9% as compared with 2020.

For the year-ended December 31, 2020 as compared to 2020, MRI volume increased 26.2%, CT volume increased 21.9%, and PET/CT volume increased 8.6%. Overall volume, taking into account all routine imaging exams, increased 25.2% for the 12 months of 2021 over 2020.

In 2021, we performed 8,598,593 total procedures. The procedures were consistent with our multimodality approach whereby 76.3% of all the work we did by volume was for routine imaging. Our procedures in 2021 are as follows: 1,232,427 MRIs as compared with 976,633 MRIs in 2020; 756,509 CTs as compared with 620,547 CTs in 2020; 45,124 PET/CTs as compared with 41,567 PET/CTs in 2020; and 6,564,533 routine imaging exams as compared with 5,228,274 of all these exams in 2020.

Net income for 2021 was $24.7 million or $0.46 per diluted share. This compares to a net loss of $14.8 million or negative $0.29 per diluted share in 2020. These per share values are based upon weighted average number of diluted shares outstanding of 53.4 million in 2021 and 50.9 million in 2020.

In addition to the provider relief funding and employee retention credit under the CARES Act, affecting net income for 2021 were certain non-cash expenses or non-recurring items including the following: $25.2 million of non-cash employee stock compensation expense; $744,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $1.2 million loss on the disposal of certain capital equipment; $6 million loss on the extinguishment of debt and related expenses in conjunction with our debt refinancing transaction in April; $21.7 million of non-cash gain from interest rate swaps; $831,000 of legal settlements; $1.2 million transaction cost associated with completing the Aidence Holding B.V. and the Quantib B.V. acquisitions; $3.3 million of amortization of deferred financing cost and loan discount related to our existing credit facilities; and $19.7 million loss from abandoning certain leases related to facilities closed.

With regards to some specific income statement accounts, overall GAAP interest expense in 2021 was $48.8 million. Adjusted for the impacts from items such as amortization of financing fees, accrued interest and payments to swap counterparties, cash interest expense was $29 million in 2021. This compares with GAAP interest expense in 2020 of $45.9 million in cash paid for interest of $39.5 million in 2020.

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With regards to our balance sheet, as of December 31, 2021, unadjusted for bond and term loan discounts, we had $633.3 million of net debt, which is our total debt at par value less our cash balance. Note that this debt balance includes the New Jersey Imaging Network's debt of approximately $46.5 million for which RadNet is neither a borrower nor guarantor. This compares with $563.7 million of net debt at December 31, 2020.

As of year-end 2021, we were undrawn on our $195 million revolving line of credit and had a cash balance of $134.6 million, which was substantially up from the $102 million cash balance at year-end 2020.

As Dr. Berger mentioned in his opening remarks, our liquidity position is especially gratifying as we repaid during 2021 over $50 million of deferrals we had received from government assistance programs, private payors and landlords.

At December 31, 2020, our accounts receivable balance was $135.1 million, an increase of $5.5 million from year-end 2020. Our DSO was 34 days at December 31, 2021, lower by 2.2 days when compared with the 36.2 days of DSOs one year earlier. The decrease in our DSO is mainly from improved cash collections, including additional efforts and resources dedicated to patient collections at the time of service.

Throughout 2021, we had total capital expenditures net of asset dispositions and the sale of imaging center assets and joint venture interest of $98.8 million. This amount excludes $12. 4 million of capital expenditures of New York Imaging Network and the opportunistic purchase of $26 million in the fourth quarter of equipment that were on operating leases from certain OEM lessors. Approximately all of our capital expenditures were paid for in cash and we recognized $625,000 in proceeds from the sale of equipment. Capital expenditures in 2021 were higher than what we originally budgeted as a result of the construction of certain de novo locations that are expected to be operational in 2022.

At this time, I'd like to review our 2022 financial guidance levels, which we related this morning in our financial results press release.

For total net revenue, our guidance range is $1.350 billion to $1.400 billion. For Adjusted EBITDA, which excludes anticipated losses from artificial intelligence businesses, the guidance range is $205 million to $215 million. For capital expenditures, our guidance range is $85 million to $90 million. For cash paid for interest, our guidance range is $27 million to $32 million. And finally, for free cash flow generation, our guidance level is $80 million to $90 million.

It's important to understand that our 2021 Adjusted EBITDA results were positively impacted by $9.1 million of provider relief proceeds and $7.7 million of employee retention credit under the CARES Provider Relief Act. Additionally, we are estimating an impact of $7.4 million of Medicare reimbursement reductions for 2022 based upon Medicare's final rule released in November. Adjusting 2021 Adjusted EBITDA for these three items, including the Medicare rate cuts as if they had existed at the beginning of 2021, the Adjusted EBITDA to which we compare our 2022 guidance is $194.3 million.

The anticipated growth built into our guidance in 2022 from this value to our Adjusted EBITDA guidance range of $205 million to $215 million is projected to come from same-center growth, reimbursement increases from private and capitated payors, new and expanded health system joint ventures, and the contribution from acquisitions completed at various times during 2021.

For conservatism, we have not included any new acquisitions or new health system joint ventures during 2022 into our guidance and we have included approximately $15 million of additional salaries and wages in 2022 as a result of operating in a tighter labor market where it has become more expensive to attract and retain talent at all levels.

We think our guidance has room for us to outperform, subject, of course, to the risks and uncertainties of the continuing COVID environment, and look forward to providing updates to this guidance as we progress throughout the year.

Also note that our Adjusted EBITDA guidance for 2022 excludes the anticipated losses from our AI division, which includes DeepHealth, Aidence and Quantib, of roughly $12 million to $17 million, a range which is impacted by the timing of certain FDA approvals and the resulting commercialization of various product offerings. We will endeavor to report the losses in these businesses separately each quarter throughout 2022 providing transparency of the performance of our core imaging business and allowing our stakeholders to track our progress in AI throughout the year.

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I'd now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

Moving into 2022, the demand for diagnostic imaging remains robust and is growing. Our strong financial position and operating model has presented us with targetted opportunities to expand our business, particularly through the construction of new centers to meet the growing demand and utilization in strategic markets. Currently, we have 15 new sites in various stages of construction and development with almost half of these expansions occurring within existing health system joint ventures. These new sites are focused in areas where we currently are unable to meet the demand for services due to capacity constraints or because we simply do not have locations overlapping significant patient populations that we or, in certain cases, our hospital partners, have identified. We believe these denovo sites should be major contributors to our performance in the second half of 2022 and throughout 2023.

As we now approach the end of the first quarter of 2022, we are excited for the remainder of the year. Besides the construction and development of the centers I just mentioned, we expect to make progress on a number of other fronts in 2022. We will continue to focus on driving same-center procedural and revenue growth, while managing expenses carefully. We will advance current discussions with existing and new joint venture partners for establishing new JVs and expanding existing ones. In our AI division, we will focus on getting successful clearances for DeepHealth's advanced mammography algorithm and Aidence's lung CT technology. We will also continue to have discussions with large health plans, employer groups and capitated payors about adopting large scale cancer screening programs driven by artificial intelligence.

Our strong cash position at the end of 2021 leading into this year, along with the availability of a $195 million revolving credit facility, will provide us the financial flexibility and capability to pursue accretive strategic acquisitions and execute on all other facets of our operating plan.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you.

We'll take our first question from Brian Tanquilut with Jefferies. Plg.

Brian Tanquilut

Hey guys. Good morning. I guess, Howard, my first question for you. I've covered you guys for, gosh, 15 years now and this is the first time I think that I'm seeing you focused on denovos. So, what was the impetus for that and anything you can share with us in terms of maybe what has changed in the market and that whole discussion of buy versus build?

Dr. Howard Berger

Good morning, Brian. Thank you for the question. During the year, despite the challenges presented by COVID, we noticed that there was increasing demand for outpatient elective imaging procedures, which we think is finally being substantially enhanced by the greater efforts that most of the major health payors are making to direct business into lower cost outpatient imaging facilities. That alone with initiatives that we've undertaken, particularly in mammography to improve compliance, has led to very impressive increase in volumes in our markets and where we realized that the only way for us to really provide additional capacity is to build new imaging centers.

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So, in our particular business model where we have densely -- where we have many centers in densely populated markets, and where consolidation continues to occur, we are recognizing that we cannot continue to just add pieces of equipment because we are space constrained and that some of the prospects that we have for the future, particularly with artificial intelligence, which we believe will create greater demand for screening tools, not only in breast cancer but in lung, prostate and colorectal cancer, which we will be aggressively pursuing, we need to prepare for the ability to manage this increased demand. As a result, we've identified 15 new locations that we believe due to our backlogs, increasing demand and migration away from hospital-based outpatient business into these imaging centers will create this need.

That is also something that we decided to embark on as a result of the very high multiples that we see acquisitions being done generally inside the imaging center business. For us, and I think it's unique to our business model and strategy, it becomes substantially more opportunistic for us to build it this time rather than buy. As you know, Brian, over the years, and we still try to target acquisitions in the 3 to 6 times multiple of EBITDA, but given the fact that most of the larger acquisitions that we're seeing are for multiples substantially high than that and that there's a decreasing number of centers in our markets that are available for acquisition, the decision to create denovo centers really satisfies both the need for demand as well as a more prudent use of our capital resources.

So, this is, as I think you've noted astutely, Brian, and because you've been following us so long, a change and it's a substantial change in, I believe, the perspective of how, at least within our given markets, we need to be more judicious in our capital expenditures about creating additional capacities and opportunities for growth. The leverage, if you will, for building a new center and having it become operationally in line with our revenue projections will make these acquisitions of -- or not acquisitions, but the construction of these denovo centers for us less than a 5 times multiple of their EBITDA.

So I think we are being careful and responsible in managing our cash flow and capital expenditures in a way that we think long term will be far more beneficial for the Company's strategic purposes.

Brian Tanquilut

Yes, that makes a lot of sense, Howard. I guess my next question, as I think about your AI strategy and your big push into cancer, we've heard of the Cancer Moonshot being revived here. Just want to hear your thoughts about it. I guess, taking it a step further, my understanding of your strategy, right, where you think or you believe that your AI push into cancer will open the door for top line growth as more screening is encouraged by the payors. So I guess, the question there is, how are those conversations going because obviously we've seen some of these efforts in the past, whether it's CTs to replace colonoscopies or Cologuard, for that matter. Just curious how you're thinking the landscape will evolve where the protocol becomes imaging for cancer screening instead of the existing protocols that are out there.

Dr. Howard Berger

Thanks, Brian. Another good question. If we take a look down the road, which I believe now is a little clearer than it might have been a couple of years ago, there's a number of initiatives which the Cancer Moonshot program has really highlighted. That is that technology has been a major driver in making cancer screening a reality. What I mean by that are two things. Number one, as the equipment itself improves in both resolution and shortening scanning times and making it a more cost-effective and better experience for our patients, the ability for us to do screening for breast, lung, prostate and cancer now becomes a much more realistic financial or economic aspiration. What used to take us, for example, an MRI scanning for doing a prostate MRI of half hour or more, and now with modified tools and other artificial intelligence which is embedded in the equipment itself, allow us to reduce that scanning time to perhaps as little as five minutes. Therefore, we can bring down the cost of screening for prostate into something more like what there is today for breast cancer screening using mammography.

Therein lies really the opportunity which artificial intelligence adding that on, will do two things. Number one, will help identify cancers earlier than other tools, both inside and outside imaging, and create greater accuracy. Not to mention that if these screening tools have the kind of adoption that we think is inevitable, we're going to need artificial intelligence to help the demand to read and interpret all of these imaging procedures much more efficiently than currently exists and in an environment where there's already a shortage of radiologist personnel.

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Our need and responsibility, and which we think if you read the White House's press release about reviving Cancer Moonshot, almost looks like it could have been something that we wrote about cancer screening. When you talk about cancer screening, while we can talk about things like Cologuard or even some of these other blood tests, they don't identify if they do see a high risk or potential for cancer, where that cancer is and which part of the body it is. The only way we believe they have effective cancer screening is really through imaging protocols and particularly the four cancers that I mentioned - breast, lung, prostate and colon - represent 70% of all solid tumors. So, we're talking about something which could have a major impact on cancer, both in terms of screening people earlier and changing the curve, if you will, about morbidity and cost for the system.

Our responsibility, as well as that of the government, is really not just to put these tools in place, but to also get our patients and the population to come to these tools. So in regard to I think what you're talking about, we see as part of our strategy here is not only bringing artificial intelligence to RadNet centers, but working with other providers out there, other imaging centers, hospitals to provide cancer screening networks which we believe we can be instrumental in making happen and create networks throughout the country that, along with helping create new tools or even plans within the healthcare payors, to drive more and more people for compliance.

So, as we see, what we call our network strategy in population health initiatives, we believe there will be opportunities to drive revenue into this Company that are capital light, if you will, and at the same time help provide what is really necessary to get Cancer Moonshot off the ground.

So we're looking at this as not only a great opportunity for RadNet, but more importantly a great opportunity for the healthcare industry and population health management.

Operator

We'll take our next question from Sarah James with Barclays. Please go ahead.

Steve Braun

Hi guys. This is Steve Braun on for Sarah. I just had a question...

Mark Stolper

Hi Steve.

Steve Braun

Hey guys. Just had a question going back to the priorities for capital deployment. I think last quarter it seems like you had highlighted fielding more inbound calls from payors to move business away from traditional brick-and-mortar hospitals. I guess can you talk about how that's evolved up through the end of the year and the beginning of the year? Also update us on the view for the JV strategy. As it relates to where you see it going as a percentage of your imaging centers, do you still think that it could be half of imaging centers versus, I guess, it's roughly 25% or 30% in 3Q?

Dr. Howard Berger

Yes. Thank you, Steve. Good morning. The change that has occurred really is discussions that we're having with the payors in our various markets as to programs we can begin implementing that will help direct patients into outpatient centers, and particularly RadNet centers. So this is the first time that we've really seen a more aggressive effort on the part of the payors to do this. I believe that in large part, this may actually be occurring as an outgrowth of COVID because more and more people are less inclined to go into a hospital environment because of the concerns that they have for COVID, which are very likely to persist for a very long time.

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So, I believe that has provided some additional impetus to the payors to talk to us, given that our network strategy and our markets provides us with an enormous amount of access where they can make substantial strides in. So while I can't necessarily quantify to what extent that has happened, we hope to be able to facilitate that for the payors as well as our own centers here as we move into 2022 -- excuse me, past (phon) 2020/22.

So we're really having discussions that we really never had before with virtually almost every major payor out there in terms of not only how we take business (inaudible) starting conversations with them about screening technology and artificial intelligence to help further distinguish the outpatient ambulatory imaging center marketplace versus the hospital. So, we think this is very much a shift in sentiment that we've seen starting in the second half of 2021 and with that we hope to have conversations about how the insurance company can actually change their plans in order to encourage more business being directed into outpatient centers as well as more screening tools.

So, we're very confident that our same store center growth, which generally we assume will be about 2% to 3%, could be significantly higher than that. But I think we have to wait through the remainder of this year to see how much of that we really can realize. I will say that starting off this year, while January still had a significant impact from the Omicron surge that spread from the second half into January, February volumes are very impressive and I think are reflecting a number of the elements of shift of business into our centers, particularly on the East Coast here and virtually every market that we're in.

I'm not sure I answered your second question, Steve. If you want to repeat that for me?

Steve Braun

Yes, I guess, I was just looking to get to see if the joint ventures with the hospital systems, are they roughly flat from 3Q at 25% to 30% or have they improved at all in 4Q?

Dr. Howard Berger

Yes, thank you for reminding me of that, Steve. Yes, there is a slow shift where they were about 25% coming into 2021. They're now probably closer to 30%. We believe a number of initiatives that we're working on and our goal is to be able to drive that number closer to 50% within the next couple of years. That will come from both current centers that we have that we put in with some of our current joint venture partners

Howard Berger

Yes, thank you for reminding me that, Steve. There is a slow shift where they were about 25% coming into 2021. They're now probably closer to 30%. We believe a number of initiatives that we're working on and our goal is still to drive that number closer to 50% within the next couple of years. That will come from both current centers that we have that we put in with some of our current joint venture partners as well as new joint ventures that we're starting to get some inbound calls from about this opportunity.

I think that RadNet's health system initiatives for joint ventures has really started to take root. And a number of the systems that we work with are so large and have other sites and even states that we could potentially move into as long as we can do that with joint venture partners that we're getting a very good inbound calls from people that want us to look at venture even beyond the core markets that we're currently in.

So we're as confident that not only that strategy itself is a good strategy for us, but that the opportunity to grow our imaging centers into almost half of them being in joint ventures is very realistic.

Operator

We'll take our next question from Mitra Ramgopal with Sidoti.

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Mitra Ramgopal

Yes, a couple of questions for me. First, I was just curious as it relates to the tight labor market and the significantly higher costs you're incurring, if there's anything you can do to help maybe mitigate some of the impact?

Howard Berger

Yes, there are and they are initiatives that we started working on last year. Many of the equipment manufacturers have developed new tools, which shorten scan times and allow remote operation of some of our equipment. Both of these, we believe, will have the ability for us to improve our capacity for helping manage the demand that we have, while not necessarily requiring additional labor, particularly technologists, to perform them.

That is a big part of our 2022 and rolling into 2023 initiatives. And we that along with artificial intelligence, which we think can create additional capacity both at the scanner level as well as efficiency by our professional and nonprofessional staff, we think will help address some of the labor shortages. So I think there is a bright light on the horizon about addressing the labor shortage, not with just the -- trying to find more and more technologies.

But how to create additional capacity within our existing centers without necessarily needing to increase -- part of that, so thank you for bringing that up because it is a big initiative that we're working directly with almost all of the OEMs for tools that they have or tools that we're trying to suggest to them in the way of equipment design that will help facilitate throughput capacity.

Mitra Ramgopal

Okay, no, that's great. And then just back on the AI division. I know it's still very early days here, and you're anticipating a loss of $12 million to $17 million this year. Just a big picture in terms of your expectation for when, you might expect this division as a stand-alone to start breaking even and eventually contributing to profits?

Howard Berger

Okay. This is a bold initiative, but it's something that I think has to be done, whether it would be done by RadNet or somebody else. We believe we have right milieu to create these opportunities. Based on some of our preliminary numbers, we think that within 24 months or thereabouts that the AI division will start contributing positively to the company's profitability.

If indeed that's the case. I think whatever the burden from a cash burn standpoint, it takes over the next 2 years will be well worth it, not just for RadNet, but for the industry as a whole. All of this could be facilitated to the extent that the President's plan to revive Cancer Moonshot is taken up very seriously and a number of initiatives that we think they should be doing, such as expediting FDA approval for 510(k) clearance of some of our new algorithms.

Helping to create screening networks and engaging people like RadNet, who clearly understand the outpatient world into the discussion. We have entered the portal and hope to be part of the summit, which I hope will take place somewhere next -- in the next 60 to 90 days so that our voice, not just as RadNet, but as a steward for the potential opportunity to make cancer screening, using imaging a reality is heard, and we are engaging a number of resources inside and outside the company to try to jump-start that.

So the 2-year perspective to make this division more contributing to the company's profitability could be shortened if we are effective in having our voice heard both on local levels with payors and on a national level with the federal government.

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Mitra Ramgopal

Okay for additional color. And then finally, just as it relates to Omicron I'm assuming now as we're sort of exiting the first quarter by 2Q going forward, you should be anticipating back to normal levels in terms of patient volumes, but also internally with your workforce not being as impacted as you saw in 4Q. Is that fair?

Howard Berger

Yes, it is. I think assuming that there's not another surge over the horizon and -- and who knows what impact the current geopolitical issues may have. We're very optimistic that not only do we see our volumes returning to normal, but also a lot of the delayed care that people experienced during the 2 years that we've been in COVID, I believe, are starting to come together.

So the opening up of the cities, the major metropolitan cities that we predominantly have centers in, should have this kind of an impact. I may note that to the extent that people read the press release from the White House about Cancer Moonshot there. The headline in their press release was that they estimated that 9.2 million women did not receive their normal screening mammography during this 2-year period and the potential for a large increase in the number of identified cancers was likely.

That same logic applies to lung cancer, prostate cancer and colorectal cancer, given that those are all elective procedures that people clearly did not undertake as normally as they would. So the prospects for the opportunity to really reengage the public and to heighten that but hopefully, some efforts on the part of the federal government and the payors could have substantial implications not only for RadNet, but all imaging providers.

Operator

We have no further questions in the queue. At this time, I'd like to turn the conference back to Dr. Berger for any additional or closing remarks.

Howard Berger

Again, I would like to take the opportunity to thank all of our shareholders for their continued support and particular employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all shareholders. Thank you for your time today, and I look forward to our next call. Take care and stay safe.

Operator

Ladies and gentlemen, this concludes today's conference. We appreciate your participation. You may now disconnect.

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